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                                        Central European Media Enterprises Group


                   CME WINS INTERNATIONAL ARBITRATION AGAINST
                               THE CZECH REPUBLIC

        Czech Republic Responsible For CME's Loss of Czech TV Investment
                            Damages Over $500 Million

Hamilton, Bermuda - September 14, 2001- Central European Media Enterprises Ltd.
(CME) (OTCBB:CETVF.OB) today announced that an International Arbitration Tribunal has ruled in favor of CME's wholly-owned Dutch subsidiary in its proceedings against the Czech Republic filed under the Bilateral Investment Treaty between the Netherlands and the Czech Republic (the "BIT") and relating to the Company's investments in the television service organization CNTS. Signed in 1991, the BIT seeks to encourage Netherlands investment in the Czech Republic by providing explicit protections from actions by the signatory states that are unfair or discriminatory to foreign investors or that deprive investors of their investments.

"This ruling caps a long and diligent campaign by CME and its Chairman Ronald Lauder on behalf of our shareholders," stated Fred T. Klinkhammer, CME's President and Chief Executive Officer. "The ruling by an independent international tribunal clearly establishes that the Czech Republic committed multiple breaches of the BIT.

"We will now pursue the award to which we have been found entitled on behalf of our shareholders. CME will prove that these damages exceed $500 million, plus interest for the more than two years in which CNTS's operations have been shut down."

On August 5, 1999, all operations of CNTS in the Czech Republic were halted, when the licenseholder for TV Nova, CET 21, severed its business relationship with CNTS. On February 22, 2000, CME instituted arbitration proceedings against the Czech Republic under the 1991 BIT, claiming that actions by the Czech Republic had fundamentally undermined and ultimately brought about the loss of its CNTS investment, and seeking damages for the harm caused by the Czech Republic's actions. The arbitration was heard before a three-member tribunal of German, American and Czech arbitrators, pursuant to the Arbitration Rules of the United Nations Commission on International Trade Law (the "UNCITRAL"), from April 23 to May 2, 2001 in Stockholm, Sweden, with a final ruling being issued today. The ruling is final and is not open to appeal.

                                  -continued-
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Under the ruling the Czech Republic was found to have violated the BIT and here is what the decision actually says and we quote:

     "1.  The Respondent has violated the following provisions of the Treaty:

          a.   The obligation of fair and equitable treatment (Article 3 (1));

          b. the obligation not to impair investments by unreasonable or discriminatory measures (Article 3 (1));

          c.   the obligation of full security and protection (Article 3 (2));

          d. the obligation to treat foreign investments in conformity with principles of international law (Article 3 (5) and Article 8 (6), and

          e. the obligation not to deprive Claimant of its investment (Article 5); and

     2. The Respondent is obligated to remedy the injury that Claimant suffered as a result of Respondent's violations of the Treaty by payment of the fair market value of Claimant's investment as it was before consummation of the Respondent's breach of Treaty in 1999 in an amount to be determined at a second phase of this arbitration;

     3.   (1)  The Respondent shall bear its own legal costs.

          (2) The Respondent shall pay to Claimant as refund of Claimant's legal costs and expenditures US $750,000.

          (3) The Claimant shall bear one third and the Respondent two thirds of the Arbitral Tribunal's costs and expenditures. The Respondent, therefore, shall further pay to the Claimant as refund of Claimant's payments of the Tribunal's fees and disbursements US $257,749.81.

     4. This Partial Award is final and binding in respect to the issues decided herein. The legal seat of the proceedings is Stockholm, Sweden.

          The Tribunal will continue the arbitration proceedings in order to decide on the quantum of the Claimant's claim upon request of one of the Parties."



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"Once a monetary award has been finalized, we expect the Czech Republic to pay it promptly," Mr. Klinkhammer added. "It is legally obligated to do so, has signed a treaty promising to do so, and must do so to have any credibility in the international marketplace and any standing in the international community. Under the ruling CME was awarded `costs to date' of $1,007,749.81, payable immediately by the Czech Republic."

"Despite these courtroom distractions, our management team has remained focused on strengthening our station group," Mr. Klinkhammer continued. "In the first six months of 2001, all of our stations posted positive EBITDA and broadcast cash flow with combined increases of 91% and 77%, respectively. Under the guidance of Robert Burke, our recently appointed COO, and the rest of our management team we will continue to build upon the success of our market leading stations."

Under UNCITRAL rules, the full text of the award cannot be made public without the parties' consent. "As CME said before this award was issued, CME and Ronald Lauder consent to the public release of the award and the London award in the interest of transparency," said Mr. Klinkhammer. "We again call upon the Czech Republic to support transparency by agreeing to the public release of both awards."

CME will be hosting a teleconference for its shareholders and bondholders to discuss the ruling. The timing of this conference call has not yet been determined, and the company will announce details early next week.

Central European Media Enterprises Ltd. (CME) is a TV broadcasting company with leading stations located in Romania, Slovenia, Slovakia and Ukraine. CME is traded on the Over the Counter Bulletin Board under the ticker symbol "CETVF.OB".

For additional information contact:

United States:                    United Kingdom:       Czech Republic:
Michael Smargiassi/Glen Dickson   Gerry Buckland        Michal Donath
Brainerd Communicators, Inc.      011-44-776-831-0861   011-420-602-222-128
212-986-6667

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